                                                                      Exhibit 21

                          OptiCare Health Systems, Inc.
                              List of Subsidiaries
                               As of March 1, 2004


The following companies are doing business under the trade name OptiCare:

                                                                               PERCENT DIRECTLY OR INDIRECTLY
                                                                                          OWNED BY
                                                             STATE OF          OPTICARE HEALTH SYSTEMS, INC.
                      SUBSIDIARY                          INCORPORATION
OptiCare Vision Insurance Company, Inc.                         SC                          100

OptiCare Systems L.L.C. d/b/a CC Systems                        FL                          100

OptiCare Eye Health Network L.L.C.                              NC                          100

OptiCare IPA of New York, Inc.                                  NY                          100

OptiCare Eye Health Centers, Inc.                               CT                          100

Accountable Eye Care Associates, Inc.                           CA                          100

Georgia Eye Care, Inc.                                          GA                           51

AECC Total Vision Health Plan of Texas, Inc.                    TX                          100

OptiCare Acquisition Corp. d/b/a Wise Optical                   NY                          100